Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for October 29, 2010. Net assets of the Fund were unaffected by the reclassifications.

                                                                                                Increase                                 Increase to
                                                                                   to Accumulated                      Accumulated Net
                                     Reduction to                        Net Investment                            Realized Loss
                                Paid-in Capital                                      Income                           on Investments
------------------------------------------------------------------------------------------------------------
                                             $26,670                                 $1,238,045                                  $1,211,375